As filed with the Securities and Exchange Commission on December 22, 2025
Registration No. 333-92377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-92377
UNDER
THE SECURITIES ACT OF 1933

AZZ INC.
(Exact name of registrant as specified in its charter)

Texas	75-0948250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(817) 810-0095
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

AZZ INC. 401(k) PLAN
(Full title of the plan)

Jason Crawford
Chief Financial Officer
AZZ INC.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
(817) 810-0095
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

AZZ Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-8 (File No. 333-92377), filed with the SEC on December 8, 1999 (the Registration Statement), relating to the AZZ Inc. 401(k) Plan (which was formerly known as the AZZ Inc. Employee Benefit Plan & Trust, which was formerly known as the AZZ incorporated Employee Benefit Plan & Trust, which was formerly known as the AZTEC Manufacturing Co. Employee Benefit Plan & Trust, the “Plan”). The Registration Statement registered the offer and sale, pursuant to the Plan, of 48,737 shares of the Company’s common stock (the “Common Stock”) and an indeterminate amount of plan interests. Note that the number of shares of Common Stock listed in the Registration Statement does not take into account any applicable corporate actions, such as stock splits, that may have occurred since the filing of the Registration Statement.

The Plan ceased offering shares of Common Stock as an investment option on or about December 15, 1999. Effective December 15, 2025, all shares of Common Stock held under the Plan were liquidated. As a result, plan interests are no longer offered or sold pursuant to the Plan, and Plan participants no longer hold such interests. Accordingly, the Company is filing this Post-Effective Amendment pursuant to the undertakings of the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered for issuance that remain unsold at the termination of the offering.

The Company hereby deregisters by means of this Post-Effective Amendment all shares of Common Stock and associated plan interests registered pursuant to the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and associated plan interests.

SIGNATURES
    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on December 22, 2025.

AZZ Inc.
By:    /s/ Jason Crawford
Name:    Jason Crawford
Title:     Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on December 22, 2025.

AZZ Inc. 401(k) PLAN
By:    /s/ Haley Graves
Name:    Haley Graves
Title:    Vice President - Human Resources